Exhibit 99.1

For Immediate Release	Contact: Mark Bierley
May 10, 2011	(919) 774-6700

THE PANTRY ANNOUNCES SECOND QUARTER FISCAL 2011
FINANCIAL RESULTS

Cary, North Carolina, May 10, 2011 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently-operated convenience store chain in the southeastern U.S., today announced financial results for its fiscal second quarter and six months ended March 31, 2011.

Second Quarter Summary:

•
Net loss was $0.3 million or $0.01 per diluted share.  This compares to a net loss of $166.1 million or $7.44 per diluted share in last year’s second quarter.  Excluding the impact of impairment charges, net income for the second quarter of fiscal 2011 was $0.2 million or $0.01 per share, compared to a net loss of $0.13 per share in the prior year period (see reconciliation below).

•	Adjusted EBITDA grew 6% to $50.5 million, compared to $47.5 million a year ago

•	Comparable store merchandise revenue increased 2.0%

•	Merchandise gross margin improved to 34.3% from 33.8% in last year’s second quarter and from 33.5% in the first quarter of fiscal 2011

•	Fuel gross profit was $61.8 million, compared to $65.4 million a year ago

President and Chief Executive Officer Terrance M. Marks said, “I am pleased that we have now delivered four consecutive quarters of non-cigarette merchandise sales increases.  Our improving execution contributed to expanded gross margins, higher productivity, and ultimately Adjusted EBITDA growth, despite persistently rising fuel prices.  Of equal importance, we continued to make progress against our core strategic initiatives of foodservice expansion and productivity growth.”

Comparable store merchandise sales in the second quarter increased 2.0% and 1.8% excluding cigarettes.  Total merchandise gross profit for the quarter was $145.0 million, an increase of 5% from the second quarter a year ago.

Retail fuel gallons declined 4% overall in the second quarter and 6.9% on a comparable store basis.  Fuel revenues in the second quarter increased 16.2% to $1.5 billion primarily as a result of the 21% increase in the average retail price per gallon to $3.24 from $2.69 in the second quarter of the prior year.  Fuel gross profit for the second quarter increased 22% from the first quarter of fiscal 2011 and decreased 5.4% compared to the same period a year ago.

Total store operating and general and administrative expenses in the second quarter were $156.2 million, which was $0.2 million higher than the same period a year ago.  This increase is the result of investments in category management, infrastructure, and advertising to support our strategic initiatives, partially offset by expense efficiencies at the store level.

The Company believes its liquidity position is sufficient to continue to execute its core strategic initiatives given the $107 million in cash on hand and approximately $116 million in available capacity under its revolving credit facilities as of March 31, 2011.

Fiscal 2011 Outlook

The Company updated the following guidance ranges for its expected performance (excluding potential acquisitions) in fiscal 2011, which is a 52-week fiscal year:

	Year Ending September 29, 2011
	Low	High

Merchandise sales (billions)	$1.79	$1.82

Merchandise gross margin	34.0%	34.5%

Retail fuel gross profit (millions)	$240	$260

Retail fuel gallons (billions)	1.90	1.97

Retail fuel margin per gallon	$0.122	$0.137

Total OSG&A (millions)	$633	$640

Depreciation & amortization (millions)	$117	$122

Interest expense (millions)	$85	$88

Capital expenditures, net (millions)	$95	$105

Conference Call

Interested parties are invited to listen to the second quarter earnings conference call scheduled for Tuesday, May 10, 2011 at 8:30 a.m. Eastern Time.  The call will be broadcast live over the Internet and will be accessible through either the Investors section of the Company's website at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is defined by the Company as net income (loss) before interest expense, net, gain/loss on extinguishment of debt, income taxes, impairment charges and depreciation and amortization.  Adjusted EBITDA is not a measure of operating performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data.  The Company is no longer adjusting EBITDA for payments made for lease finance obligations in order to provide a measure that management believes is more comparable to similarly titled measures used by other companies.  The Company has included information concerning Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and field operations compensation targets.  Adjusted EBITDA does not include impairment of long-lived assets and other charges.  The Company excluded the effect of impairment losses because it believes that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.

Net Income/(Loss) and Net Income/(Loss) Per Share Excluding Certain Items

In addition to net income/(loss) and net income/(loss) per share presented in accordance with GAAP, the Company has also presented net income/(loss) and net income/(loss) per share for the three and six months ended March 31, 2011 and March 25, 2010 excluding the after-tax impact of non-cash charges related to impairment.  Management believes that investors find this information useful as a reflection of the Company’s underlying operating performance and that this information facilitates comparisons between the Company and other companies in its industry.  Management uses these measures as part of its preparation of operating plans, budgets and forecasts and in its assessment of the Company’s historical performance.

Additional Information Regarding Non-GAAP Measures

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization, or impairment charges has material limitations because the Company uses debt and lease financing in order to finance its operations and acquisitions, uses capital and intangible assets in its business and must pay income taxes as a necessary element of its operations.  Due to these limitations, the Company uses non-GAAP measures in addition to and in conjunction with results and cash flows presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, the measures referenced above, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company's use of these measures with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of May 9, 2011, the Company operated 1,659 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the Company's ability to enhance its operating performance through its in-store initiatives; the ability of the Company to identify, acquire and integrate acquisitions into its operations; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company's fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company's markets; the effect of national and regional economic conditions on the convenience store industry and the Company's markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company's principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company's financial leverage and debt covenants; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment. These and other risk factors are discussed in the Company's Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of May 10, 2011.  While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Condensed Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Six Months Ended
	March 31, 2011	March 25, 2010	March 31, 2011	March 25, 2010
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
Revenues:
Merchandise	$422,494	$409,267	$842,359	$826,839
Fuel	1,473,216	1,268,175	2,857,157	2,587,001
Total revenues	1,895,710	1,677,442	3,699,516	3,413,840
Costs and operating expenses:
Merchandise cost of goods sold	277,531	271,044	556,847	552,328
Gasoline cost of goods sold	1,411,385	1,202,790	2,744,577	2,464,628
Store operating	127,200	129,774	259,084	260,623
General and administrative (1)	29,047	26,306	56,397	47,902
Goodwill impairment	---	227,414	---	227,414
Other impairment charges	797	1,681	797	34,318
Depreciation and amortization	29,356	30,614	58,187	59,583
Total costs and operating expenses	1,875,316	1,889,623	3,675,889	3,646,796
Income (loss) from operations	20,394	(212,181)	23,627	(232,956)

Interest expense, net
Interest on lease finance obligations	10,740	10,714	21,217	21,311
Interest expense – all other, net (1)	11,061	11,609	22,321	23,275
Total interest expense, net	21,801	22,323	43,538	44,586
Loss before income taxes	(1,407)	(234,504)	(19,911)	(277,542)
Income tax benefit	1,138	68,422	7,445	85,391
Net loss	$(269)	$(166,082)	$(12,466)	$(192,151)

Loss per share:
Net loss per diluted shares	$(0.01)	$(7.44)	$(0.56)	$(8.62)
Shares outstanding	22,455	22,324	22,429	22,301

Selected financial data:
Adjusted EBITDA	$50,547	$47,528	$82,611	$88,359
Payments made for lease finance obligations	$12,534	$12,328	$24,710	$24,503
Merchandise gross profit	$144,963	$138,223	$285,512	$274,511
Merchandise margin	34.3%	33.8%	33.9%	33.2%
Retail fuel data:
Gallons	448,578	467,442	935,720	985,586
Margin per gallon (2)	$0.137	$0.139	$0.120	$0.124
Retail price per gallon	$3.24	$2.69	$3.02	$2.60
Total fuel gross profit	$61,831	$65,385	$112,580	$122,373

Comparable store data:
Merchandise sales %	2.0%	3.6%	1.7%	4.4%
Fuel gallons %	-6.9%	-7.5%	-6.0%	-3.3%

Number of stores:
End of period	1,660	1,649	1,660	1,649
Weighted-average store count	1,663	1,655	1,654	1,661

(1)	Fees associated with our senior credit facility previously included in general and administrative expenses are now included in interest expense, net for all periods presented.

(2)	Fuel margin per gallon represents fuel revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment.  Fuel margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)
	March 31, 2011	September 30, 2010

ASSETS
Cash and cash equivalents	$106,641	$200,637
Receivables, net	113,294	92,118
Inventories	171,871	130,949
Other current assets	36,241	33,316
Total current assets	428,047	457,020

Property and equipment, net	1,013,461	1,005,152
Goodwill	431,763	403,193
Other noncurrent assets	32,785	31,085
Total assets	$1,906,056	$1,896,450
LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$4,281	$6,321
Current maturities of lease finance obligations	7,338	7,024
Accounts payable	159,172	144,358
Other accrued liabilities	94,278	114,031
Total current liabilities	265,069	271,734

Long-term debt	751,416	753,020
Lease finance obligations	448,702	450,312
Deferred income taxes	62,579	38,388
Deferred vendor rebates	14,742	10,212
Other noncurrent liabilities	64,740	64,675
Total shareholders’ equity	298,808	308,109
Total liabilities and shareholders’ equity	$1,906,056	$1,896,450

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended		Six Months Ended
	March 31, 2011	March 25, 2010	March 31, 2011	March 25, 2010

Adjusted EBITDA	$50,547	$47,528	$82,611	$88,359
Impairment charges	(797)	(229,095)	(797)	(261,732)
Interest expense, net	(21,801)	(22,323)	(43,538)	(44,586)
Depreciation and amortization	(29,356)	(30,614)	(58,187)	(59,583)
Income tax benefit	1,138	68,422	7,445	85,391
Net loss	$(269)	$(166,082)	$(12,466)	$(192,151)

Adjusted EBITDA	$50,547	$47,528	$82,611	$88,359
Interest expense, net	(21,801)	(22,323)	(43,538)	(44,586)
Income tax benefit	1,138	68,422	7,445	85,391
Stock-based compensation expense	979	864	1,686	1,737
Changes in operating assets and liabilities	(23,636)	(13,118)	(54,094)	(24,038)
Provision (benefit) for deferred income taxes	(668)	(62,553)	12,214	(69,186)
Other	2,142	2,741	4,176	5,414
Net cash provided by operating activities	$8,701	$21,561	$10,500	$43,091

Additions to property and equipment, net	$(26,080)	$(20,016)	$(47,332)	$(29,096)
Acquisitions of businesses, net	--	(20)	(47,564)	(10)
Net cash used in investing activities	$(26,080)	$(20,036)	$(94,896)	$(29,106)

Net cash used in financing activities	$(8,233)	$(2,538)	$(9,600)	$(5,361)

Net increase (decrease) in cash	$(25,612)($(	$(1,013)	$(93,996)$	$8,624

	Quarter Ended			Quarter Ended
	March 31, 2011			March 25, 2010

	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS

Loss, as reported	$(1,407)	$(269)	$(0.01)	$(234,504)	$(166,082)	$(7.44)
Impairment charges	797	487	0.02	229,095	163,166	7.31
Income/(loss), as adjusted	$(610)	$218	$0.01	$(5,409)	$(2,916)	$(0.13)

	Six Months Ended			Six Months Ended
	March 31, 2011			March 25, 2010

	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS

Loss, as reported	$(19,911)	$(12,466)	$(0.56)	$(277,542)	$(192,151)	$(8.62)
Impairment charges	797	487	0.02	261,732	183,120	8.21
Loss, as adjusted	$(19,114)	$(11,979)	$(0.53)	$(15,810)	$(9,031)	$(0.40)